Exhibit 10.7

FIRST AMENDMENT

TO

SENIOR SECURED NOTE PURCHASE AGREEMENT

This First Amendment to Senior Secured Note Purchase Agreement (this “Amendment”) is made and entered into effective as of the 20 day of February, 2009 (the “Effective Date”), by and between PDG, P.A., a Minnesota professional corporation (the “Company”) and Nick Swenson, an individual residing in Minnesota, in his individual capacity , as “Majority in Interest of the Investors,” and as “Secured Agent” on behalf of all “Secured Parties,” as such terms are defined in the Purchase Agreement or Security Agreement defined below (“Swenson’’).

PREMISES

The Company, Swenson, and other individuals are parties to that certain Senior Secured Note Purchase Agreement dated September 26, 2007 (the “Purchase Agreement”), under which Swenson and other individuals, all as “Investors” thereunder, purchased certain promissory notes (“Notes”) from the Company. Each Investor has advanced certain amounts to the Company under their respective Notes. The Company’s obligations under the Notes are secured by a security interest granted by the Company under that certain Security Agreement dated October 12, 2007, between the Company and Swenson for himself and as agent for all Investors (the “Security Agreement”).

The Company desires to enter into or has completed: a capital restructuring, that will involve the redemption of some of the stock of the Company; and the creation of certain deferred compensation arrangements with the shareholders of the Company; which transactions are further described below (collectively, the “Transactions”).

The Company desires to obtain Swenson’s consent to the Transactions, and Swenson is willing to grant such consent, under the terms and conditions set forth in this Amendment.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.)           Defined Terms. All capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement and the Security Agreement.

2.)           Transactions. Waiver and Consent.

(a)           Description of the Transactions. The Transactions are summarized as follows:

(1)        all of the Company’s shareholders holding more than 1,000 shares of the Company’s Class A non-voting common stock (“Shares”) will have or were given the opportunity to have their excess Shares redeemed by the Company at a price of $1.61 per Share, with such redemptions being evidenced by certain promissory notes of the Company bearing interest at the rate of one percent under the prime rate, adjusted annually, and being payable only from the Company’s excess cash available after paying all of the Company’s expenses, but in any event not later than three years after the redemption date (collectively, the “Redemption Notes”);

(2)        the Company has committed to enter into a deferred compensation arrangement for the benefit of the employees who also hold a Redemption Note, which arrangement will provide for deferred compensation to be paid to each such employee in accordance with the terms of the deferred compensation arrangement, with interest thereon at the rate of one percent below the prime rate, adjusted annually, and with such deferred compensation to be paid only after the final maturity of the Redemption Notes and only from the Company’s excess cash available after paying all of the Company’s expenses. Any payments of such deferred compensation to Employed Dentists will be included in Average Dentist Compensation in the year such payment is actually made; and

(3)        most or all of the shareholder-employees of the Company will enter into a new employment agreement, which will provide for a deferred compensation benefit for each shareholder-employee based on the value of the Company’s accounts receivable at the time the shareholder-employee terminates employment with the Company. The Company will pay such deferred compensation over a period of five years from the date the shareholder-employee’s employment is terminated. The maximum amount that the Company will be required to pay under such deferred compensation benefit to all former shareholder-employees in each month will be capped at two percent of the Company’s adjusted gross revenue for the previous month.

(b)          Waiver and Consent Regarding Transactions. To the extent that entering into and/or the consummation of any of the Transactions, whether prior to or after the Effective Date, constitutes a breach, default, or Event of Default under the Purchase Agreement, the Security Agreement, or any of the Notes, insofar as the Transactions may have required the amendment or waiver of certain provisions thereunder, or relating to or regarding the disposition of Collateral or the proceeds thereof, Swenson hereby waives each such breach, default and Event of Default and consents to the entry into or consummation of the Transactions, to the extent a waiver or consent is required under the Purchase Agreement, the Security Agreement, and/or any of the Notes.

3.)           EBITDA Calculations.

(a)          Amendment to Purchase Agreement. The Company and Swenson hereby consent and agree that Section 5.1(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(a)        Except as set forth in the following sentence, after the Closing the Company shall not issue additional debt superior to the Notes. Notwithstanding the foregoing, the Company may issue an amount of debt superior to the Notes (“Superior Debt”) up to an amount equal to 3.5 times the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization, calculated in accordance with generally accepted accounting principles (“GAAP”)) for the most recent twelve month period, determined monthly on a rolling basis. This figure will be calculated each month.

2.

(b)          Representations. Waivers and Agreements Regarding EBITDA Calculations.

(1)       Company’s Representation Regarding EBITDA Calculations. The Company hereby represents that except for adding non-recurring transaction costs and any portion of the $19,000,000 service fee incurred by the Company pursuant to that certain Settlement Agreement dated December 26, 2007, and the related definitive documents dated February 29, 2008, and expensed by the Company during the period in question (i.e., approximately $8,100,000 in 2008), Plus any deferred compensation accrued and expensed by the Company pursuant to the Transactions (i.e., approximately $4,170,000 in 2008) the Company would have met the EBITDA limitation set forth in Section 3(a), above.

(2)        Waivers. In reliance upon the Company’s representation set forth above, Swenson hereby (i) waives each breach, default or Event of Default under the Notes, Purchase Agreement and Security Agreement, which may have resulted from the Company’s failure to comply with Section 7(g) of the Notes and solely as an affect of adding non recurring transaction costs and any portion of the $19,000,000 service fee incurred by the Company pursuant to that certain Settlement Agreement dated December 26, 2007, and the related definitive documents dated February 29, 2008, and expensed by the Company during the period in question (i.e., approximately $8,100,000 in 2008), plus any deferred compensation accrued and expensed by the Company pursuant to the Transactions (i.e., approximately $4,170,000 in 2008), for the period from the issuance of the Notes through the Effective Date; and (ii) does hereby waive compliance by the Company with Section 7(g) of the Notes, which non-compliances arises solely as an affect of adding non recurring transaction costs and any portion of the $19,000,000 service fee incurred by the Company pursuant to that certain Settlement Agreement dated December 26, 2007, and the related definitive documents dated February 29, 2008, and expensed by the Company during the period in question (i.e., approximately $8,100,000 in 2008), plus any deferred compensation accrued and expensed by the Company pursuant to the Transactions (i.e., approximately $4,170,000 in 2008), for the period from the Effective Date through February 28, 2009.

(3)        Agreements Regarding EBITDA Calculations. For purposes of determining compliance with the provisions of Section 7(g) of the Notes for each period from March 1, 2009 to December 31, 2009, inclusive, the term “EBITDA” shall mean the Company’s earnings before interest, taxes, depreciation and amortization, calculated in accordance with generally accepted accounting principles for the most recent twelve (12) month period, determined monthly on a rolling basis, plus any non-recurring transaction costs and any portion of the $19,000,000 service fee incurred by the Company pursuant to that certain Settlement Agreement dated December 26, 2007, and the related definitive documents dated February 29, 2008, and expensed by the Company during the period in question (i.e., approximately $8,100,000 in 2008), plus any deferred compensation accrued and expensed by the Company pursuant to the Transactions (i.e., approximately $4,170,000 in 2008); commencing on January 1, 2010, and thereafter, unless further agreed to by a Majority in Interest of the Investors, EBITDA shall be calculated as provided in Section 5.l(a) of the Purchase Agreement, as amended hereby.

3.

4.)           Confirmation Regarding Deferred Compensation Paid to Employed Dentists. The Company hereby confirms that any deferred compensation paid by the Company to any “Employed Dentist” (as such term is defined in the Notes), including, but not limited to, any such deferred compensation paid to an Employed Dentist as described in Section 2(a)(2) above, shall be included in the calculation of “Average Dentist Compensation” as such term is defmed in the Notes for purposes for calculating interest under the Notes. However, in no event shall Average Dentist Compensation include any payments made by the Company in redemption of some or all of the Company’s capital stock held by an Employed Dentist. For sake of clarification and as an example, Exhibit A attached hereto shows how the deferred compensation described above will be calculated and how it will be included in the derivation of interest expense under the Notes.

5.)           Notices. The Company’s address for purposes of all notices, requests, demands, consents, instructions and other communications required or permitted under the Purchase Agreement or the Security Agreement was previously changed and is hereby acknowledged to be as follows unless and until otherwise changed as provided in the Purchase Agreement and the Security Agreement:

Personal and Confidential

Park Dental

Attention: Chief Administrator

2200 County Road C-West, Suite 2210

Minneapolis, Minnesota 55113-2504

With a copy to:

Larkin Hoffinan Daly & Lindgren Ltd.

Attention: Todd Freeman, Esq.

7900 Xerxes Avenue, Suite 1500

Minneapolis, Minnesota 55431

Fax No. 952 896-3333

6.)           Effect of Amendment. The Purchase Agreement, Notes and Security Agreement shall continue to be in full force and effect in accordance with their respective terms, as hereby amended.

7.)          Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals. Regardless of the date that this Amendment or any counterpart is executed, this Amendment shall be effective as of the Effective Date set forth above.

[signature page follows]

4.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Effective Date first written above.

COMPANY:		SWENSON:
PDG, P.A.

By:	/s/ [Illegible]	/s/ Nick Swenson
Name:	[Illegible]	Nick Swenson, individually, as Majority in Interest of the Investors under the Purchase Agreement and Notes, and as Secured Agent under the
Security Agreement
Title:	President, PDG, P.A.

5.

EXHIBIT A

Example of Calculation of Deferred Compensation and Interest Under Notes

There are two situations described in the Amendment which involve payment of deferred compensation. The first is deferred compensation payable to Company employees/shareholders who agreed to have a portion of their shares of Company stock redeemed in 2008 (Category I).1 The second is deferred compensation payable to Employed Dentists after they cease to be employed with the Company. By definition, deferred compensation payable to individuals after they cease employment with the Company is not compensation payable to “Employed Dentists” and thus is not to be included in the calculation of “Average Dentist Compensation” under the Notes. The Category I deferred compensation payments are calculated and included in Average Dentist compensation as follows:

Each dentist who agrees to have some of their shares of Company stock redeemed in 2008 shall receive an amount of deferred compensation in proportion to the Class A nonvoting stock redeemed. These shareholders all have between 1,000 and 6,000 shares being redeemed, resulting in deferred compensation payable to these shareholders as follows:

Total Deferred Compensation	4,064,760

	No. Shares		Deferred Comp
Dentist	Redeemed	Percent	Payment
Bahnemann, Carol A	1,000	1.59%	64,520
Benson, James A	3,000	4.76%	193,560
Eakins, Megan M	3,000	4.76%	193,560
Gulon, John E	6,000	9.52%	387,120
Hermunslie, Clarice I.	6,000	9.52%	387,120
Holm, Pamela J (TerEick)	1,000	1.59%	64,520
Kohler, Karen A	3,000	4.76%	193,560
Lahr, Kevin P	1,000	1.59%	64,520
Logan, Kathleen	1,000	1.59%	64,520
Lozne, Elena	3,000	4.76%	193,560
Lutterman, Lee R	3,000	4.76%	193,560
Marshall, Todd W	6,000	9.52%	387,120
Marvin, Daniel T	6,000	9.52%	387,120
Masciopinto, Jodell F	1,000	1.59%	64,520
Merritt, Amy L	1,000	1.59%	64,520
Naegeli, David T	1,000	1.59%	64,520
Peet, Eugene A	1,000	1.59%	64,520
Rabinowitz, Ira A	3,000	4.76%	193,560
Reither, Lowell W	1,000	1.59%	64,520
Slepicka, Larry J	3,000	4.76%	193,560
Steele, Christopher E.	6,000	9.52%	387,120
Thompson, Peter J	3,000	4.76%	193,560
Totals	63,000	100.00%	4,064,760

1 These same employee/shareholders will also receive stock redemption payments, which are not compensation and are not included in either the Category I payments or the calculation of Average Dentist Compensation.

It is anticipated that each fiscal year the Company’s Board of Directors will establish a “cash bonus pool” of excess cash available to pay the Company’s employee/shareholders. Twenty percent of this pool will be dedicated to paying off the redemption payments first (estimated at approximately $101,500), and then to payment of the deferred compensation set forth above. Any payments of such deferred compensation to Employed Dentists will be included in Average Dentist Compensation in the year such payment is made. If a dentist dies or otherwise ceases to remain employed by the Company prior to receipt of all deferred compensation owed to him or her, the remaining deferred compensation owed to that dentist shall be paid to his or her lawful successors or assigns, but by definition will not be included in Average Dentist Compensation. By way of example, of after the Company has fully paid the stock redemption price to the foregoing individuals the Company’s Board of Directors establishes a cash bonus pool of $2,000,000, then $400,000 will be paid to the foregoing individuals as follows:

	No. Shares	Deferred Comp
Dentist	Redeemed	Payment
Bahnemann, Carol A	1,000	6,349
Benson, James A	3,000	19,048
Eakins, Megan M	3,000	19,048
Gulon, John E	6,000	38,095
Hermunslie, Clarice I.	6,000	38,095
Holm, Pamela J (TerEick)	1,000	6,349
Kohler, Karen A	3,000	19,048
Lahr, Kevin P	1,000	6,349
Logan, Kathleen	1,000	6,349
Lozne, Elena	3,000	19,048
Lutterman, Lee R	3,000	19,048
Marshall, Todd W	6,000	38,095
Marvin, Daniel T	6,000	38,095
Masciopinto, Jodell F	1,000	6,349
Merritt, Amy L	1,000	6,349
Naegeli, David T	1,000	6,349
Peet, Eugene A	1,000	6,349
Rabinowitz, Ira A	3,000	19,048
Reither, Lowell W	1,000	6,349
Slepicka, Larry J	3,000	19,048
Steele, Christopher E.	6,000	38,095
Thompson, Peter J	3,000	19,048
Totals	63,000	400,000

Assuming that each of the foregoing individuals is employed by the Company at the time he or she receives the deferred compensation payment described above, then those payments will be included in Average Dentist Compensation under the Notes.